Exhibit 99.1

Roundy’s, Inc. Announces Strategic Acquisition

Of 11 Dominick’s Stores

MILWAUKEE – December 2, 2013 – Roundy’s, Inc. (“Roundy’s”) (NYSE: RNDY), a leading grocer in the Midwest, today announced the company has signed a definitive agreement to acquire 11 Dominick’s stores from Safeway, Inc. (“Safeway”) (NYSE: SWY) in a $36 million cash and lease assumption transaction. The stores will be converted to the Mariano’s banner, Roundy’s growth banner, in the Chicago metropolitan area.

“This acquisition is transformational in terms of Mariano’s expansion plans in the Chicago metropolitan area, allowing us to open 11 additional stores in 2014 in prime locations with great market demographics,” said Robert Mariano, chairman, president and chief executive officer of Roundy’s. “These key locations will seamlessly integrate into and complement our existing base of 13 Mariano’s locations as well as our 5 additional 2014 Mariano’s locations now under construction.”

The company expects to close the transaction in the second half of December, 2013. There will be a transition period of approximately one to two months during which Roundy’s will take possession of the stores and convert them to their Mariano’s banner.

Roundy’s plans to fund the acquisition through a debt financing transaction, the proceeds of which will also be used to reduce the company’s debt under its first lien credit facility. The company will also amend its first lien credit agreement to increase financial flexibility by relaxing certain covenants. The financing transaction is expected to close concurrently with the closing of the acquisition.

With the near doubling of the Mariano’s store base following this acquisition and the strong continued growth prospects that exist for the Mariano’s banner, Roundy’s has determined that allocating additional capital to its attractive growth opportunities is the best use of cash from a long-term shareholder return perspective. As a result, Roundy’s will suspend its quarterly dividend so that it can use that cash to grow the Mariano’s business.

Credit Suisse acted as financial advisor and Kirkland & Ellis LLP served as legal advisor to Roundy’s in connection with the transaction.

Acquired Dominick’s Store Locations

•	Park Ridge: 1900 S. Cumberland Ave.
•	Western Springs: No. 14 Garden Market Street
•	Chicago: 3145 S. Ashland Ave.
•	Chicago: 2021 W. Chicago Ave.
•	Northfield: 1822 Willow Rd.
•	Westchester: 3020 S. Wolf Rd.
•	Buffalo Grove: 450 Half Day Rd.
•	Chicago: 5201 N. Sheridan Rd.
•	Gurnee: 6655 Grand Ave.
•	Aurora: 3025 E. New York St.
•	Shorewood: 950 Brook Forest Ave.

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Conference Call

The company will host a conference call and audio webcast today, December 2, 2013 at 4:30 p.m. ET (3:30 p.m. CT) to discuss the acquisition of the 11 Dominick’s stores. To access the conference call, participants should dial (888)-949-2791; passcode is 6486936. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the company’s website at www.roundys.com, where it will be archived and accessible through December 16, 2013. A telephone replay will be available through December 16, 2013 by calling (800)-427-1421 to access the playback.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 20,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 163 retail grocery stores and 101 pharmacies under the Pick ’n Save, Rainbow, Copps, Metro Market and Mariano’s retail banners in Wisconsin, Minnesota and Illinois. Roundy’s is committed to helping the communities its stores serve through the Roundy’s Foundation. Chartered in 2003, the Roundy’s Foundation mission is to support organizations working to relieve hunger and helping families in crisis due to domestic abuse, neglect and other at-risk situations.

Forward-Looking Statements

This release contains forward-looking statements about the company’s future performance, which are based on management’s assumptions and beliefs in light of the information currently available to it. The company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the company’s principal markets; employee relationships and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the cost of capital and our ability to access capital; supply or quality control problems with vendors; and changes in economic conditions which affect the buying patterns of customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the company’s periodic reports and filings with the Securities and Exchange Commission.

Investor Contact:

James J. Hyland

Vice President of Investor Relations and Corporate Communications

james.hyland@roundys.com

414-231-5811

Media Contact:

Matt Kobussen

Edelman

matt.kobussen@edelman.com

312-233-1336

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